EXHIBIT 99.1

DISH NETWORK CLOSES DBSD AND TERRESTAR ACQUISITIONS

ENGLEWOOD, Colo., March 12, 2012 - DISH Network Corporation (NASDAQ: DISH) has closed its acquisitions of the re-organized DBSD North America, Inc., and substantially all of the assets of TerreStar Networks, Inc.  DISH has invested more than $3 billion to secure the licenses for this 40 MHz of nationwide 2 GHz wireless spectrum.  DISH looks forward to working with the FCC on its forthcoming Notice of Proposed Rulemaking (NPRM) and remains committed to using this spectrum to help the Administration and the FCC solve the nation’s spectrum crunch. In parallel, DISH will initiate efforts to enhance the performance and capabilities of handsets that utilize the terrestrial and satellite links while exploring its options for a broader market entry.

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About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 13.967 million satellite TV customers, as of Dec. 31, 2011, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Media Contact: Marc Lumpkin, (720) 514-5351, press@dish.com